INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 8th day of February 2010, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as "VALIC," and METROPOLITAN WEST CAPITAL MANAGEMENT, LLC, hereinafter referred to as the "SUB-ADVISER."

         VALIC and the SUB-ADVISER recognize the following:

(a)	VALIC is a life insurance company organized under
Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment
Advisers Act of 1940, as amended ("Advisers Act").

	(b)	VALIC is engaged as the investment adviser of VALIC
Company II ("VC II") pursuant to an Investment
Advisory Agreement between VALIC and VC II, a
Delaware business trust. VC II is a series type of investment company issuing separate classes (or series) of shares and is registered as an open-end, management investment company under the Investment Company
Act of 1940, as amended ("1940 Act"). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c)	VC II currently consists of fifteen portfolios ("Funds"):
Aggressive Growth Lifestyle Fund
Capital Appreciation Fund
Conservative Growth Lifestyle Fund
Core Bond Fund
High Yield Bond Fund
International Small Cap Equity Fund
Large Cap Value Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Moderate Growth Lifestyle Fund
Money Market II Fund
Small Cap Growth Fund
Small Cap Value Fund
Socially Responsible Fund
Strategic Bond Fund

In accordance with VC II's Agreement and Declaration of Trust (the "Declaration"), new Funds may be added to VC II upon approval of the Board of Trustees without the approval of shareholders. This Agreement will apply only to the Fund(s) set forth on the attached
Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A
("Covered Fund(s)").

(d)	The SUB-ADVISER is engaged principally in the
business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e)	VALIC desires to enter into an Investment Sub-
Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

	VALIC and the SUB-ADVISER AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the supervision and review of VALIC and the VC II Board of Trustees and in conformity with (i) the 1940 Act, and all applicable laws and regulations thereunder, (ii) all other applicable federal laws and regulations, including section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and all applicable state laws and regulations that VALIC notifies the SUB-ADVISER are applicable to the investment management of the Covered Fund(s); (iii) the Declaration, VC II's Bylaws (the "Bylaws"), each Covered Fund's registration statement and prospectus, and the investment objectives, policies and restrictions stated in each Covered Fund's prospectus and statement of additional information; and (iv) any applicable procedures adopted by the VC II Board of Trustees and communicated to the SUB-ADVISER in writing, shall:



(a)	manage the investment and reinvestment of the assets of
the Covered Fund(s) including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination, in its discretion without prior consultation with VALIC or the VC II
Board of Trustees, of the industries, securities and other investments to be represented in each Covered Fund's portfolio, and the formulation and implementation of investment programs; and

(b)	maintain a trading desk and place orders for the
purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered
Fund's account with brokers or dealers (including futures commission merchants) selected by the SUB-
ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-
ADVISER's control, direction, and supervision, which brokers or dealers may include brokers or dealers
(including futures commission merchants) affiliated with the SUB-ADVISER, subject to applicable law.

In selecting brokers or dealers to execute transactions on behalf of the Covered Fund(s), the SUB-ADVISER will seek the best overall terms available. In assessing the best overall terms available for any transaction, the SUB-ADVISER will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the brokers or dealers and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the SUB-ADVISER is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities and Exchange Act of 1934, as amended) provided to the Covered Fund(s) and/or other accounts over which the SUB-ADVISER or its affiliates exercise discretion. Accordingly, the SUB-ADVISER may cause the Covered Fund(s) to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and the VC II Board of Trustees regarding the performance of services under this Agreement. The SUB-ADVISER will make available to VALIC and VC II promptly upon their request copies of all of the investment records and ledgers relating to the Covered Funds to assist VALIC and VC II in complying with regulations applicable to each Covered Fund's securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish the VC II Board of Trustees such periodic and special reports as VALIC and the VC II Board of Trustees may reasonably request. The SUB-ADVISER will furnish to regulatory authorities with jurisdiction over the SUB-ADVISER, VALIC and/or VC II any information or reports in connection with such services which may be requested pursuant to such regulator's authority in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations.

The SUB-ADVISER will not hold money or investments on behalf of the Covered Fund(s). The money and investments will be held by the custodian of the Covered Fund(s) (the "Custodian"). The SUB-ADVISER will arrange for the transmission to the Custodian, on a daily basis, such confirmations, trade tickets and other documents as may be necessary to enable the Custodian to perform its administrative responsibilities with respect to the Covered Fund(s). The SUB-ADVISER further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered, or to be delivered, to the Custodian, (ii) to deliver securities and other property against payment for VC II, and (iii) to transfer assets and funds to such brokerage accounts as the SUB-
ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein. The SUB-ADVISER shall not have the authority to cause the Custodian to deliver securities and other property except as expressly provided for in this Agreement. VALIC authorizes and empowers the SUB-ADVISER to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Covered Fund(s) and to execute for the Covered Fund(s) as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the SUB-ADVISER shall select as provided above. With respect to brokerage accounts for financial and commodity futures and commodities and options thereon, the SUB-ADVISER shall select such brokers, as approved by VALIC, prior to the establishment of such brokerage account. The SUB-ADVISER may, using such of the securities and other property in the Covered Fund(s) as the SUB-ADVISER deems necessary or desirable, direct the Custodian to deposit for the Covered Fund(s) original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the SUB-ADVISER deems desirable or appropriate.

VALIC will vote proxies relating to securities held by the Covered
Fund(s). VALIC will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the VC II Board of Trustees.
 VALIC may, on certain non-routine matters, consult with the SUB-
ADVISER before voting proxies relating to securities held by the Covered
Fund(s).   VALIC will instruct the Custodian and other parties providing services to VC II promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund. The SUB-ADVISER shall not be responsible for taking any action on behalf of the Covered Funds in connection with class action lawsuits or other legal proceeding, including, without limitation, bankruptcies, involving portfolio securities owned by the Covered Funds.

The SUB-ADVISER may aggregate sales and purchase orders of securities held by the Covered Fund(s) with similar orders being made simultaneously for other accounts managed by the SUB-ADVISER or with accounts of the affiliates of the SUB-ADVISER, if in the SUB-
ADVISER's reasonable judgment such aggregation is fair and reasonable and consistent with the SUB-ADVISER's fiduciary obligations to the Covered Fund(s) and its other clients, considering factors such as the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the determination whether such aggregation is fair and reasonable by the SUB-ADVISER is subjective and represents the SUB-ADVISER's evaluation that the Covered Fund(s) may benefit by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent VALIC or the Covered Fund(s) other than in furtherance of the SUB-ADVISER's duties and responsibilities as set forth in this Agreement.



Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all of VALIC's expenses, except that VALIC shall in all events pay the compensation described in Section 3 of this Agreement.

The SUB-ADVISER also represents and warrants that in furnishing services hereunder, the SUB-ADVISER will not consult with any other sub-adviser of the Funds or other series of VC II, to the extent any other sub-advisers are engaged by VALIC, or any other sub-advisers to other investments companies that are controlled by VC II, concerning transactions of the Covered Fund(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

2.	Confidentiality

The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Covered Fund(s), and will keep confidential any non-public information obtained directly as a result of this service relationship, and disclose such non-public information only if VALIC or the VC II Board of Trustees has authorized such disclosure, or if such information is or hereafter becomes ascertainable from public or published information or trade sources, or if such information is or hereafter otherwise is known by the SUB-ADVISER, or if such disclosure is expressly required or requested by applicable regulatory authorities or self-regulatory organization (including the SUB-ADVISER'S regulatory examiners) or valid order of a court or other tribunal of competent jurisdiction, or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered
Fund(s) and may include such total return in the calculation of composite performance information without prior approval by VALIC or the Board of Trustees of VC II.

3.	Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund's average daily net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule A. Schedule A may be amended in writing from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Declaration and Bylaws. Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The average daily net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the Declaration, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than thirty
(30) days following the end of the month.

         If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-
ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC II.

4.	Scope of the SUB-ADVISER's Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-
ADVISER so acting, provided that whenever a Covered Fund and one or more other accounts or investment companies advised by the SUB-
ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed by the SUB-ADVISER to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Covered Fund. In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-
ADVISER, may have an interest in VALIC.

The SUB-ADVISER does not guarantee the future performance of the Covered Fund(s) or any specific level of performance, the success of any investment decision or strategy that SUB-ADVISER may use, or the success of SUB-ADVISER's overall management of the Covered Fund(s).
VALIC and VC II understand that investment decisions made for the Covered Fund(s) by the SUB-ADVISER are subject to various market, currency, economic, political and business risks and that those investment decisions will not always be profitable. SUB-ADVISER will manage only the assets of the Covered Fund(s) allocated to its management by VALIC and in making investment decisions for the Covered Fund(s).

The SUB-ADVISER shall not be liable to VALIC, VC II, the Funds, or to any shareholder in a Fund, and VALIC shall indemnify the SUB-
ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this Agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that each Covered Fund is in compliance with Subchapter M of the Code and Section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall take prompt action so that the relevant Covered Fund complies with such Code diversification provisions, as directed by VALIC.



5.	Representations of the SUB-ADVISER and VALIC

         The SUB-ADVISER represents, warrants, and agrees as follows:

(a)	The SUB-ADVISER (i) is registered as an investment adviser
under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement;
and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the 1940 Act or otherwise.

(b)	The SUB-ADVISER has adopted a written code of ethics
complying with the requirements of Rule 17j-1 under the 1940
Act and if it has not already done so, will provide VALIC with a copy of such code of ethics together with evidence of its adoption.

(c)	The SUB-ADVISER has provided VALIC with a copy of its
Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and will promptly after filing any annual amendment to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

         VALIC represents, warrants, and agrees as follows:

(a)	VALIC:  (i) is registered as an investment adviser under the
Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement;
and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	VALIC has the authority under the Investment Advisory
Agreement between VALIC and VC II to delegate some or all of its responsibilities to one or more sub-advisers and the delegation to the SUB-ADVISER under this Agreement is authorized by and consistent with the grant of authority in that Investment
Advisory Agreement.

6.	Term of Agreement

This Agreement shall become effective as to the Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the VC II trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the VC II Board of Trustees or a majority of that Covered Fund's outstanding voting securities.



This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act or in the event of the terminate of the Investment Advisory Agreement between VALIC and VC
II as it relates to any Covered Fund(s). The Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of VC I's Board of Trustees or by vote of a majority of that Covered Fund's outstanding voting securities on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties. This Agreement may also be terminated by VALIC: (i) on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to VALIC, or upon such shorter notice as may be mutually agreed upon by the parties.

7.	Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC II with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the property of the Covered Fund(s). The SUB-ADVISER also agrees upon request of VALIC or VC II, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder, provided, however, that the SUB-ADVISER may retain copies of such books and records to the extent necessary to comply with applicable law or regulation or its or its parent company's policies and procedures relating to the retention of records. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

VALIC has herewith furnished the SUB-ADVISER copies of the Prospectus and Statement of Additional Information of each Covered
Fund, the Declaration and Bylaws, and any applicable policies and procedures adopted by the VC II Board of Trustees, as currently in effect, and agrees during the continuance of this Agreement to furnish SUB-ADVISER copies of any amendments or supplements thereto, and any new policies and procedures, before or at the time the amendments, supplements or policies and procedures become effective. Until VALIC delivers any amendments, supplements or new policies and procedures to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of the Covered Fund(s) in writing signed or sent by any of the persons whose names, addresses and specimen signatures will be provided by VALIC from time to time. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority, notwithstanding that it shall subsequently be shown that the same was not given or signed or sent by an authorized person.

VALIC agrees to submit for preapproval to the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Funds or the public that refer in any way to the SUB-ADVISER. The SUB-ADVISER agrees to review and respond in writing with comments or approval within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof, and if written approval or comments are not received within such time period then the use of such documents or materials shall be presumed approved by the SUB-ADVISER. In the event of termination of this Agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER and shall cease to use the SUB-ADVISER's name and/or logo as soon as is reasonable. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and VC II as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder.

VALIC agrees to provide to the SUB-ADVISER, in writing, a list of, and all relevant details relating to, all custodial accounts containing assets being managed by the SUB-ADVISER pursuant to this Agreement and shall provide the SUB-ADVISER with prompt notice, in writing, of all changes to such list and related details.

VALIC agrees to provide the SUB-ADVISER with any further documents, materials or information that the SUB-ADVISER may reasonably request from time to time, including such documents, materials or information that the SUB-ADVISER deems necessary in order to complete an annual due diligence of VALIC, VC I and the Covered Funds. VALIC shall also provide the SUB-ADVISER with a copy of its Form ADV promptly after any material update to its Form ADV.

VALIC agrees that the SUB-ADVISER may use the name of VALIC or VC II in any material that merely refers in accurate terms to the appointment of the SUB-ADVISER hereunder.

In addition to the indemnification set forth in Section 4 of this Agreement, VALIC agrees to indemnify and hold harmless the SUB-ADVISER (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) arising out of or in connection with (i) any failure by VALIC to provide the services or furnish materials required under the terms of this Agreement, or (ii) any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, advertisements or sales literature, pertaining to the Funds, except insofar as any such statement or omission was made in reliance on information provided in writing by the SUB-ADVISER or its affiliates.



The SUB-ADVISER shall indemnify and hold harmless VALIC (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities or damages
(including reasonable attorneys' fees and other related expenses) arising out of or in connection with (1) any willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the SUB-ADVISER in performing hereunder; or (2) any untrue statement of material fact or any omission to state a material fact required to be stated or necessary to make statements, in light of the circumstances under which they are made, not misleading in any registration statement, proxy materials, advertisements or sales literature, pertaining to the Funds to the extent any such statement or omission was made in reliance on information provided in writing by the SUB-ADVISER to VALIC for the express purpose of inclusion in such materials.

Under no circumstances shall VALIC or the SUB-ADVISER be liable to any indemnified party for indirect, special or consequential damages, even if VALIC or the SUB-ADVISER is apprised of the likelihood of such damages.

Promptly after receipt by either VALIC or SUB-ADVISER (an
"Indemnified Party") under this Section 7 of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the "Indemnifying Party") under this section, notify Indemnifying Party of the commencement thereof; but the omission so to notify Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, Indemnifying
Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained herein. The indemnification provisions contained herein shall survive any termination of this Agreement.

8.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the SEC or such interpretive positions as may be taken by the SEC or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

9.	Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

10.	Force Majuere

Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party and could not have been reasonably prevented by the offending party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

11.	Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

         If to VALIC:

         Attn: Kurt Bernlohr
         2919 Allen Parkway, L14-25
         Houston, Texas 77019
         Tel:  (713) 831-6133
         Fax:  (713) 831-8953

         With a copy to:

         Attn:  Nori L. Gabert, Esq.
         2929 Allen Parkway, AT28-40
         Houston, Texas 77019
         Tel:  (713) 831-5165
         Fax:  (713) 831-2258

         If to SUB-ADVISER:

         Metropolitan West Capital Management, LLC
         Attn:  Gary Lisenbee
         610 Newport Center Drive, Suite 1000
         Newport Beach, California  92660
         Tel:  (949) 718-9701
         Fax:  (949) 718-9122


         With a copy to:

		Metropolitan West Capital Management, LLC
		Attn:  Nancy Scarlett
		610 Newport Center Drive, Suite 1000
		Newport Beach, California  92660
		Tel:  (949) 718-9701
		Fax:  (949) 718-9711




The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

                                        THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY


                       By:/S/ KURT W. BERNLOHR
    Name:	Kurt W. Bernlohr

Title:	Senior Vice President

ATTEST:	/S/ SHANA L. WALKER
NAME:		Shana L. Walker

     METROPOLITAN WEST CAPITAL
MANAGEMENT, LLC


                                              By:		/S/ GARY
LISENBEE
                                              Name:		Gary Lisenbee
                                              Title:		President

ATTEST:	/S/ NANCY SCARLETT
NAME:		Nancy Scarlett




	SCHEDULE A
	(Effective February 8, 2010)


Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:


  Covered Fund				Fee

Small Cap Value Fund		0.60% on the first $50 million
       				0.55% on the next $100 million
       				0.50% on assets over $150 million